Calculation of Filing Fee Tables
S-8
Constellation Energy Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, without par value	457(a)	50,000,000	$ 302.14	$ 15,107,000,000.00	0.0001381	$ 2,086,276.70
Total Offering Amounts:						$ 15,107,000,000.00		$ 2,086,276.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,086,276.70
Offering Note
[1]	The proposed maximum offering price per unit has been estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457 (a), (c) and (h) under the Securities Act of 1933, as amended (the "Securities Act") using the average of the high and low sale prices of the common stock on March 12, 2026, as reported on the Nasdaq Stock Market LLC. Pursuant to Rule 416(a) under the Securities Act, the registration statement on Form S-8 shall also cover any additional shares of the common stock of that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant's common stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources